Exhibit 10.4

TENCENT MUSIC ENTERTAINMENT GROUP

( 腾讯音乐娱乐集团)

2017 SHARE OPTION PLAN

SECTION 1.    Purpose. The purpose of the Tencent Music Entertainment Group (腾讯音乐娱乐集团) 2017 Share Option Plan (the “Plan”) is to motivate and reward those employees and other individuals who are expected to contribute significantly to the success of Tencent Music Entertainment Group (腾讯音乐娱乐集团) (together with its subsidiaries, the “Company”) to perform at the highest level and to further the best interests of the Company and its shareholders.

SECTION 2.    Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company; (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee.

(b)    “Articles of Association” means the articles of association of the Company in force from time to time.

(c)    “associates” has the meaning ascribed to it in the Hong Kong Listing Rules.

(d)    “Award” means any Option granted under the Plan.

(e)    “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(f)    “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(g)    “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(h)    “Board” means the board of directors of the Company.

(i)    “Cause” means, with respect to any Participant, “cause” as defined in such Participant’s Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement, such Participant’s:

(i)    dishonesty or serious misconduct, whether or not in connection with his employment; willful disobedience or non-compliance with the terms of his employment, agency or consultancy contract with any member of the group or any invested entity or any lawful orders or instructions given by the any member of the group or any invested entity as the case may be;

(ii)    incompetence or negligence in the performance of his duties;; or

(iii)    doing anything in the conclusive opinion of the Committee adversely affects his ability to perform his duties properly or bring the Company or the group or any invested entity into disrepute.

(j)    “Change of Control” means the occurrence of any one or more of the following events:

(i)    any Person, other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)    at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board;

(iii)    the consummation of (A) a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s); or

(iv)    any analogous situation as determined by the Committee solely at its discretion;

provided that, in the case of each of (i), (ii) and (iii), except as otherwise provided in the applicable Award Agreement, a Change of Control shall not be deemed to have occurred until the Committee has determined by resolution of the Committee that such event has occurred.

(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(l)    “Committee” means the compensation committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(m)    “Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) as amended from time to time.

(n)    “Director” means any member of the Company’s Board of Directors.

(o)    “Disability” means, with respect to any Participant, “disability” as defined in such Participant’s Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement:

(i)    a permanent and total disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the Company under which the Participant is covered, as such plan or policy is then in effect; or

(ii)    if the Participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months. In this case, the existence of any such Disability will be certified by a physician acceptable to the Company.

(p)    “Effective Date” means the later of (i) the date on which the Plan is adopted by the Board, (ii) the date on which the Plan is approved and adopted by the shareholders of the Company and (iii) the date on which the Plan is approved and adopted by the shareholders of Tencent in a general meeting pursuant to the Hong Kong Listing Rules.

(q)    “Eligible Participant” has the meaning ascribed to it under Section 3(a) of this Plan.

(r)    “Employee” means any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to applicable law.

(s)    “Employment Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(u)    “Fair Market Value” means (i) with respect to Shares, the closing price of a Share as stated in the daily quotations sheet of the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(v)    “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

(w)    “Hong Kong Listing Rules” means the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited as may be amended from time to time.

(x)    “Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

(y)    “HK$” means Hong Kong dollars.

(z)    “Intrinsic Value” with respect to an Option Award means (i) the excess, if any, of the price or implied price per Share in a Change of Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(aa)    “Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6.

(bb)    “Participant” means the recipient of an Award granted under the Plan.

(cc)    “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

(dd)    “Qualified IPO” means the listing of Shares resulting from a firm underwritten public offering of the Shares in the U.S. or in a similar listing of the Shares in another jurisdiction which results in such shares trading publicly on any Qualified Stock Exchange where the Company meets the listing requirements of such Qualified Stock Exchange.

(ee)    “Qualified Stock Exchange” means the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Stock Market, A-Share Market or such other stock exchange approved by the Board.

(ff)    “Retirement” means the Participant’s retirement following reaching the retirement age as established by the legislation in force in the jurisdiction of the Participant’s principal place of employment or as otherwise determined under Company policy.

(gg)    “Shares” means ordinary shares in the capital of the Company, par value US$0.000083 per share.

(hh)    “substantial shareholder” has the meaning ascribed to it in the Hong Kong Listing Rules.

(ii)    “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(jj)    “Tencent” means Tencent Holdings Limited, the controlling shareholder (as defined under the Hong Kong Listing Rules) of the Company, and whose shares are listed on the Hong Kong Stock Exchange.

(kk)    “Termination of Service” means, in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Affiliate, or, in the case of a Participant who is an independent contractor or other service provider, the date the performance of services for the Company or an Affiliate has ended; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a Director of the Board or an independent contractor shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate unless such Participant’s employment continues with the Company or another Affiliate.

SECTION 3.    Eligibility.

(a)    Any Employee or any other individual who provides services to the Company or any Affiliate as determined by the Committee shall be eligible to be selected to receive an Award under the Plan (an “Eligible Participant”), to the extent an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)    Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

SECTION 4.    Administration.

(a)    Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b)    Composition of Committee. Subject to applicable law, the Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Options, and the Committee may delegate to another committee of the Board (which may consist of solely one Director) the authority to grant all types of Awards, in accordance with the law.

(c)    Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to:

(i) designate Participants;

(ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan, provided that the Committee shall not grant any proposed grantee an Option (A) if a prospectus is required to be issued in connection with such grant under the Companies Ordinance or any other applicable laws or (B) after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision, until such price sensitive information has been published in the newspaper or during the period commencing one month immediately preceding the earlier of the date of the Board meeting for approval of the Company’s results for any year, half year, quarterly or any other interim period and the deadline for the Company to publish an announcement of its results for any year, half year, quarterly or any other interim period;

(iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards, which shall not in aggregate exceed 10% of the issued share capital of the Company in issue as at the date of the approval of the Plan;

(iv) determine the terms and conditions of any Award including any performance criteria to be satisfied by the grantee and/or the Company before an Option can be granted or exercised;

(v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and

(ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(d)    Restrictive Covenants. The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and any other events that it considers to be detrimental to the Company, and impose other restrictive covenants as it deems necessary or appropriate in its sole discretion. In the event that these restrictions are breached, the Committee may request the grantees to return all benefits made available to them under the Plan and such grantees shall ceased to be entitled to potential benefits intended to be made available to them under the Plan.

SECTION 5.    Shares Available for Awards.

(a)    The maximum number of Shares available for issuance upon exercise of Options to be granted under the Plan (including Substitute Awards) is 34,826,662, being not more than 10% of the total number of Shares of the Company in issue as at the Effective Date. Options lapsed in accordance with the terms of the Plan will not be counted for the purpose of calculating the 10% limit. Shareholders of Tencent in general meeting (and the shareholders of the Company, to the extent that approval by the shareholders of the Company is required under any applicable law or stock market or exchange rules and regulations) may “refresh” the 10% limit under the Plan. However, the total number of Shares which may be issued upon exercise of all Options to be granted under the Plan and any other share option plans of the Company under the limits as “refreshed” must not exceed 10% of the relevant class of Shares in issue as at the date of approval of the limit. Options previously granted under the Plan and any other share option plans (including those outstanding, cancelled, lapsed in accordance with the Plan or exercised Options) will not be counted for the purpose of calculating the limit as “refreshed”. The maximum number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Plan and any other options granted and yet to be exercised under any other option plan shall not exceed 30% of the issued share capital of the Company from time to time.

(b)    No Option may be granted to any one person such that the total number of Shares issued and to be issued upon exercise of Options granted and to be granted to such person in any 12-month period up to the date of the latest grant exceeds 1% of the issued share capital of the Company from time to time unless the Company obtains the approval of shareholders of Tencent (and/or the shareholders of the Company after the Shares are listed on a Qualified Stock Exchange, as applicable) in general meeting in accordance with Rule 17.03(4) of the Hong Kong Listing Rules.

(c)    After the Shares are listed on a Qualified Stock Exchange, in addition to the requirements outlined in Section 5(a) and (b) above, the independent non-executive Directors of the Company (excluding any independent non-executive Director of the Company who is a grantee or Participant of the Award), will be required to approve each grant of Options to a Director, chief executive or substantial shareholder of the Company or any of their respective associates. Where any grant of options to a substantial shareholder or an independent non-executive Director of the Company, or any of its respective associates, would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including Options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant, (i) representing in aggregate over 0.1% of the relevant class of Shares in issue; and (ii) (where the Shares are listed on the Hong Kong Stock Exchange), having an aggregate value, based on the closing price of the securities at the date of each grant, in excess of HK$5 million, such further grant of options must be approved by shareholders of the Company.

(d)    The exercise of any Option shall be subject to the Shareholders of the Company in general meeting approving any necessary increase in the authorized share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

(e)    Any Shares subject to an Award (other than a Substitute Award), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including (i) the number of Shares surrendered or withheld in payment of any grant, purchase, exercise or hurdle price of an Award or taxes related to an Award (other than Shares already issued and surrendered for payment of taxes) and (ii) any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan.

(f)    In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably, and in accordance with Chapter 17 of the Listing Rules, any or all of:

(i)    the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a);

(ii)    the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)    the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(g)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

SECTION 6.    Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)    The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, after the shares of the Company are listed a Qualified Stock Exchange, that such exercise price shall be at least the higher of (i) the nominal value of a Share; (ii) the Fair Market Value of a Share of such Option on the date of grant; and (iii) the average Fair Market Value of a Share of such Option for the five business days immediately preceding the date of grant. In the event that the Company has resolved to seek a separate listing on the Hong Kong Stock Exchange or any other stock exchange, the exercise price for options granted thereafter and up to the listing date shall not be lower than the new issue price (if any). In particular, any Options granted during the period commencing six (6) months before the lodgment of the listing application and up to the listing date of the Company shall not be lower than the new issue price. A grantee of an Option shall not have any voting rights, rights to dividends or other rights of a shareholder with respect to Shares subject to the Option until the grantee has exercised the Option and the Company has issued Shares to the grantee.

(b)    The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

(c)    Subject to any early vesting of Options pursuant to Section 6(d)(v), (vi) or (vii), the Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part. The Committee may specify in an Award Agreement that an Option with an exercise price that is lower than the closing market price of the Shares on a reference date determined by the Committee, shall be automatically exercised on its expiration date as specified in the Award Agreement.

(d)    Subject as hereinafter provided in the Plan and to any conditions specified by the Committee pursuant to Section 4(c), Section 4(d) and this Section 6, in particular, always subject to Section 6(c), the Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv), the Participant’s legal personal representative(s)/ Beneficiary(ies) under Section 9(e)) may exercise his Option at any time or times during the Option Period provided always that, except as otherwise set forth in the applicable Award Agreement, any Option shall only be exercisable upon the earlier of (i) a Qualified IPO and (ii) a Change of Control, and:

(i)	where the Participant is an Employee, in the event of the Participant ceasing to be an Employee for any reason other than his death or the termination of his employment on one or more of the grounds specified in Section 6(d)(ii) or Section 7(d), the Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf) may exercise the Option up to the Participant’s entitlement at the date of cessation of his employment (to the extent not already exercised) within the period of three months following the date of such cessation, which date shall be his last actual working day with the Company or any of its relevant Affiliate, whether salary is paid in lieu of notice or not;

(ii)	where the Participant is an Employee, in the event of the Participant ceasing to be an Employee by reason of ill-health, injury or Disability not attributable to his own misconduct or redundancy (as defined under applicable laws), Retirement, agreement with the Committee or transfer of business in relation to which the Employee was engaged to a company outside the Company and any of its subsidiaries and none of the events which would be a ground for termination of his employment under Clause Section 7(d) has occurred, the Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf) may exercise the Option up to his entitlement at the date of cessation of his employment (to the extent not already exercised) within the period of three months following the date of such cessation, which date shall be his last actual working day with the Company or any Affiliate, whether salary is paid in lieu of notice or not;

(iii)	in the case: (a) where the Participant is a third party service provider/any other individual who provides services to the Company or any Affiliate under a fixed term contract, if the Participant ceases to be a third party service provider by reason of termination or expiry of the term of the relevant fixed term contract without any extension or renewal by the Company or its Affiliate for reasons other than (1) on one or more of the grounds specified in Section 7(d) or (2) on his death, or (b) where the Participant is a third party service provider not under any fixed term contract, if the Participant ceases to be a third party service provider by reason of the Participant ceasing to provide any further advisory or consultancy or other kind of services, support, assistance or contribution to the Company or its relevant Affiliates as may be determined by the Committee and notified to such third party service provider in writing within three months after the provision of its last services, support, assistance or contribution to the Company or its relevant Affiliates for reasons other than (1) on one or more of the grounds specified in Section 7(d) or (2) on his death, the Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf) may exercise the Option up to his entitlement at the date of cessation (to the extent he is entitled to exercise at the date of cessation but not already exercised) within the period of three months (or such other period as the Committee may determine) following the date of such cessation, which date shall, in the case of (i) above, be the date of expiry of the relevant fixed term contract or, in the case of (ii) above, be the date of the written notification to the third party service provider;

(iv)	where the Participant is an Employee or a third party service provider, in the event of the death of the Participant and none of the events specified in Section 7(d) has occurred, the legal personal representative(s) / Beneficiary of the Participant under Section 9(e) shall be entitled within a period of twelve months from the date of death (or such other period as the Committee may determine) to exercise the Option up to his entitlement (to the extent not already exercised);

(v)	whereby if a general offer (whether by way of takeover offer, share repurchase offer or scheme of arrangement or otherwise in like manner) is made to all the holders of the Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and unless otherwise determined by the Committee : (i) in case of a scheme of arrangement, if the arrangement is formally proposed to the holders of the Shares or (ii) in any other case, if such offer becomes or is declared unconditional prior to the expiry of the Option, the grantee shall be entitled to exercise his Option (to the extent not already exercised) to its full extent or to the extent specified in the grantee’s notice to the Company in exercise of his Option at any time thereafter and up to (i) in case of a scheme of arrangement, 3:00 p.m. (Hong Kong time) of the record date for entitlements under such scheme of arrangement or (ii) in any other case, the close of such offer (or any revised offer). For the avoidance of doubt, the grantee may not exercise any of his Option thereafter. Subject to the above, an Option will lapse automatically (to the extent not exercised) on the date on which (i) in case of a scheme of arrangement, the offer extended to all grantees in relation to the Options arising from such scheme of arrangement becoming effective closed or (ii) in any other case, such offer (or any revised offer) closed;

(vi)	if a general offer (whether by way of take-over offer, share repurchase offer or plan of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror) the Company shall use its best endeavours to procure that such offer is extended to all the Participants (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv), the Participant’s legal personal representative(s) /Beneficiary(ies) under Section 9(e)) (on the same terms mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them, shareholders of the Company);

(vii)	in the event of an effective resolution being passed for the voluntary winding-up dissolution or liquidation of the Company or an order of the court being made for the dissolution or liquidation of the Company, notice thereof shall be given by the Company to Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv), the Participant’s legal personal representative(s)/ Beneficiary(ies) under Section 9(e)) with Options outstanding in full or in part at such date. If a Participant immediately prior to such event had any such outstanding Option, the Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv), the Participant’s legal personal representative(s)/ Beneficiary(ies) under Section 9(e)) may by notice in writing to the Company within 30 days after the date of such resolution elect to be treated as if the Option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either up to his entitlement or to the extent specified in the notice, such notice to be accompanied by a remittance for the full amount of the aggregate exercise price for the Shares in respect of which the notice is given, whereupon the Participant will be entitled to receive out of the assets available in the liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares the subject of such election;

(viii)	if a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies, unless otherwise directed by the Committee, the Company shall give notice thereof to all Participants (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv) the Participant’s legal personal representative(s)/ Beneficiary(ies) under Section 9(e)) (together with a notice of the existence of the provisions of this Section) on the same date as it despatches to each member or creditor of the Company a notice summoning the meeting to consider such a compromise or arrangement, and thereupon each Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv), the Participant’s legal personal representative(s) / Beneficiary(ies) under Section 9(e)) shall be entitled to exercise the Option up to his entitlement at any time prior to 12:00 noon on the day immediately preceding the date of the meeting directed to be convened by the court for the purposes of considering such compromise or arrangement.

With effect from the date of such meeting, the rights of all Participants (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv) the Participant’s legal personal representative(s) / Beneficiary(ies) under Section 9(e)) to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and terminate.

The Directors of the Company shall endeavour to procure that the Shares issued as a result of the exercise of Options under this Section 6(d)(vii) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the court (whether upon the terms presented to the court or upon any other terms as may be approved by such court) the rights of Participants (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv) the Participant’s legal personal representative(s) / Beneficiary(ies) under Section 9(e)) to exercise their respective Options shall with effect from the date of the making of the order by the court be restored in full and shall thereupon become exercisable (but subject to the other terms of the Plan) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Participant (or, if applicable, the Participant’s nominee under Section 9(d) on the Participant’s behalf, or where permitted under Section 6(d)(iv) the Participant’s legal personal representative(s) / Beneficiary(ies) under Section 9(e)) as a result of the aforesaid suspension.

(e)    The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(f)    For the avoidance of doubt, the provisions of the various Award Agreements entered into under the Plan need not be identical.

SECTION 7.    Lapse of Options. An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:

(a)	the expiry of the term of the Options referred to in Section 6(c);

(b)	the expiry of any of the periods referred to in Section 6(d)(i) – (vi);

(c)	Subject to Section 6(d)(vii), the date of consummation of the winding-up, dissolution or liquidation of the Company;

(d)	the date on which, (i) where the Participant is an Employee, the Participant ceases to be an Employee by reason of Cause or by reason of the summary termination of his employment on any one or more of the grounds that he has been guilty of misconduct, or has been convicted of any criminal offence involving his integrity or honesty or (if so determined by the Committee) on any other ground on which an employer would be entitled to summarily terminate his employment at common law or pursuant to any applicable laws or under the Participant’s Employment Agreement with the Company or its relevant Affiliate]; or (ii) where the Participant is any other individual who provides services to the Company or any Affiliate, and is under any contract with the Company or its relevant Affiliates, such contract is terminated by reason of breach of contract on the part of such individual; or (iii) where the Participant is any other individual who provides services to the Company or any Affiliate, the Participant appears either to be unable to pay or have no reasonable prospect to be able to pay debts, or has become insolvent, or has made any arrangement (including a voluntary arrangement) or composition with his creditors generally, or ceases or threatens to cease to carry on his business, or is bankrupted, or has been convicted of any criminal offence involving integrity or honesty;

(e)	the date on which the Participant commits a breach of Section 9(d); or

(f)	the date on which certain circumstances as provided in the related Award Agreement or otherwise agreed upon between the Company and the Participant are satisfied.

SECTION 8.    Effect of Termination of Service or a Change of Control on Awards.

(a)    The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited, including by way of repurchase by the Company, in the event of a Participant’s Termination of Service prior to the exercise or settlement of such Award.

(b)    The Committee may set forth the treatment of an Award upon a Change of Control in the applicable Award Agreement.

(c)    Except as otherwise provided in the applicable Award Agreement, upon a Change of Control, a merger or consolidation involving the Company or any other event with respect to which the Committee deems it appropriate, the Committee may cause an Award to be canceled in consideration of (i) the full acceleration of such Award and either (A) a period of at least ten days prior to the effective date of such Change of Control to exercise the Award or (B) a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change of Control, merger, consolidation or other event or (ii) a substitute award (which immediately upon grant shall have an Intrinsic Value equal to the Intrinsic Value of such Award).

SECTION 9.    General Provisions Applicable to Awards.

(a)    Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)    Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)    Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)    Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 9(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 9(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)    A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee, in its sole discretion, by using forms and following procedures approved or accepted by the Committee for that purpose.

SECTION 10.    Amendments and Termination.

(a)    Amendment or Termination of Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded (in particular, the Hong Kong Listing Rules, under which the Committee may not alter any provisions of the Plan relating to matters set out in Rule 17.03, including, without limitation, Sections 1, 5, 6, 7, 13 and 14 and the definitions of Employee and Participant to the advantage of Participants or proposed grantees and may not alter terms and conditions of the Plan which are of a material nature prior approval of the shareholders of Tencent (and/or the shareholders of the Company after Shares are listed on a Qualified Stock Exchange, as applicable). Furthermore, any change to the authority of the Directors, the Committee or Plan administrators in relation to any alteration to the terms of the Plan shall not be made except with the prior approval of the shareholders of Tencent in general meeting (and/or the shareholders of the Company after Shares are listed on a Qualified Stock Exchange, as applicable)) or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 14 of the Plan. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations, including chapter 17 of the Hong Kong Listing Rules. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. In the event that the Plan is terminated, no further Options will be offered but the provisions of the Plan shall remain in full force in all other respects. All Awards granted prior to such termination shall continue to be valid and exercisable in accordance with the terms of the Plan.

(b)    Dissolution or Liquidation. Subject to Section 6(d)(vii), in the event of the dissolution or liquidation of the Company, each Award will terminate immediately upon the consummation of such action, unless otherwise determined by the Committee. The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Articles of Association and will rank pari passu with the fully paid Shares in issue on the date the name of the Participant is registered on the register of members of the Company and accordingly will entitle each Participant to participate in all dividends and other distributions paid or made on or after the date the name of the Participant is registered on the register of members of the Company other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date thereof shall be before the date of allotment.

(c)    Terms of Awards. The Committee may, subject to prior approval from shareholders of Tencent (and the shareholders of the Company, in the event that approval by the shareholders of the Company is required under any applicable law or stock market or exchange rules and regulations), waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award (except where the alterations take effect automatically under the existing terms of the Plan); provided, however, that no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 14 of the Plan. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 11.    Miscellaneous.

(a)    No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)    Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)    The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable social security contributions, withholding taxes, source taxes and/or any other applicable taxes and contributions due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided that if the Committee allows the withholding or surrender of Shares to satisfy a Participant’s social security contributions, withholding taxes, source taxes and/or any other applicable taxes and contributions, the Company shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax purposes, including payroll taxes.

(e)    If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f)    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 12.    Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

SECTION 13.    Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the tenth year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 10(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 14.    Cancellation or “Clawback” of Awards. The Company may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards which are granted to but not exercised by a Participant. Any Participant whose Awards are cancelled may be granted new Options in accordance with the provisions of the Plan provided that there are available unissued options and within the limit specified in Section 5.

SECTION 15.    Section 409A of the Code. In the case any Participant is subject to U.S. taxation, with respect to Awards subject to Section 409A of the Code (“Section 409A”), the Plan is intended to comply with the requirements of Section 409A and the regulations thereunder, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in the Plan, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A) and the amount hereunder is “deferred compensation” subject to Section 409A, any distribution that otherwise would be made to such Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A.

SECTION 16.    Disputes. Any dispute arising in connection with the Plan (whether as to the number of Shares the subject of an Option, the amount of the exercise price or otherwise) shall be referred to the decision of the auditors of the Company who shall act as experts and not as arbitrators. The Committee shall have the final right to adjudicate any disputes in connection with the Plan and whose decision shall be final and binding on the parties of the dispute.

SECTION 17.    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Cayman Islands, without application of the conflicts of law principles thereof.

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